Exhibit (a)(5)(N)

EXPEDIA COMPLETES EXCHANGE OFFER TO HOMEAWAY

STOCKHOLDERS AND ACQUIRES HOMEAWAY

BELLEVUE, WA – Expedia, Inc. (NASDAQ: EXPE) announced today it has completed its acquisition of HomeAway, Inc., including all of its brands.

“We are thrilled to enter the fast-growing, ~$100 billion alternative accommodations space with HomeAway® on our side,” said Dara Khosrowshahi, Chief Executive Officer, Expedia, Inc. “We couldn’t be more excited about the opportunity to create even more robust experiences for our shared global traveler audience and for HomeAway’s homeowners and property managers all around the world. We have a ton of hard work ahead of us, but the HomeAway team, in line with Expedia’s track record in building first class global transactional platforms, can get us there together faster and more effectively.”

“HomeAway has a very bright future as part of the Expedia family,” said Brian Sharples, Chief Executive Officer of HomeAway, Inc. “We are eager to benefit from Expedia’s distribution and to learn from their expertise in technology and online travel, which will be critical to our success as we move to a marketplace where all of our properties are fully bookable online. This acquisition is the perfect next step on the HomeAway journey and it sets us on a terrific path forward for travelers and our homeowners and property managers alike.”

Exchange Offer Information

The exchange offer to acquire all of the outstanding shares of HomeAway common stock expired at 12:00 midnight, Eastern Standard Time, at the end of December 14, 2015. The depositary for the exchange offer has informed Expedia that a total of 63,068,486 shares of HomeAway common stock, representing approximately 64.8% of HomeAway’s outstanding common stock, were validly tendered and not validly withdrawn pursuant to the exchange offer. All shares that were validly tendered and not validly withdrawn have been accepted for payment in accordance with the terms of the exchange offer and applicable law.

Following its acceptance of the shares tendered in the exchange offer, prior to the open of the financial markets on December 15, 2015, Expedia caused the previously agreed merger of its subsidiary with and into HomeAway, followed by a merger of HomeAway with and into Expedia, with Expedia being the surviving corporation. In connection with the merger, all shares of HomeAway common stock not validly tendered into and accepted in the exchange offer, other than any shares held in treasury by HomeAway or owned by Expedia or its merger subsidiary, have been cancelled and converted into the right to receive merger consideration in the same amounts offered in the exchange offer. As a result of the acquisition, HomeAway shares will cease to be traded on the NASDAQ Global Market.

About Expedia, Inc.

Expedia, Inc. is one of the world’s leading travel companies, with an extensive brand portfolio that includes leading online travel brands, such as:

•	Expedia.com®, a leading full service online travel company with localized sites in 32 countries

•	Hotels.com®, the hotel specialist that offers Hotels.com® Rewards and Secret Prices through its mobile booking apps and localized websites in more than 65 countries

•	Hotwire®, a leading discount travel site that offers Hot Rate® Hotels, Hot Rate® Cars, as well as airfares and vacation packages

•	Orbitz Worldwide, a global travel portfolio including Orbitz, ebookers, HotelClub and CheapTickets, brands and business-to-business offerings, including Orbitz Partner Network and Orbitz for Business

•	Travelocity®, a pioneer in online travel and a leading online travel brand in the US and Canada

•	Egencia®, a leading corporate travel management company

•	Venere.com™, an online hotel reservation specialist in Europe

•	trivago®, a leading online hotel search with sites in 52 countries worldwide

•	Wotif Group, a leading portfolio of travel brands, including Wotif.com®, Wotif.co.nz, lastminute.com.au®, lastminute.com.nz and travel.com.au®

•	Expedia Local Expert®, a provider of online and in-market concierge services, activities, experiences and ground transportation in hundreds of destinations worldwide

•	Classic Vacations®, a top luxury travel specialist

•	Expedia® CruiseShipCenters®, a provider of exceptional value and expert advice for travelers booking cruises and vacations through its network of 200 retail travel agency franchises across North America

•	CarRentals.com™, the premier car rental booking company on the web

The company delivers consumers value in leisure and business travel, drives incremental demand and direct bookings to travel suppliers and provides advertisers the opportunity to reach a highly valuable audience of in-market consumers through Expedia® Media Solutions. Expedia also powers bookings for thousands of affiliates, including some of the world’s leading airlines, top consumer brands and high traffic websites through Expedia® Affiliate Network. For corporate and industry news and views, visit us at www.expediainc.com or follow us on Twitter @expediainc.

Trademarks and logos are the property of their respective owners. © 2015 Expedia, Inc. All rights reserved. CST: 2029030-50

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by phrases such as “will,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements herein that describe the transaction, including its financial and operational impact, and other statements of management’s beliefs, intentions or goals also are forward-looking statements. It is uncertain whether any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what impact they will have on the results of operations and financial condition of the combined companies or the price of Expedia stock. These forward-looking statements involve certain risks and uncertainties, many of which are beyond the parties’ control, that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to the ability of Expedia to successfully integrate HomeAway’s operations; the ability of Expedia to implement its plans, forecasts and other expectations with respect to HomeAway’s business after the completion of the transaction and realize expected synergies; business disruption following the merger; and the other risks and important factors contained and identified in Expedia’s and HomeAway’s filings with the Securities and Exchange Commission (the “SEC”), such as their respective Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, any of which could cause actual results to differ materially from the forward-looking statements, the Tender Offer Statement on Schedule TO (including the offer to purchase, the letter of transmittal and other documents relating to the tender offer) filed by Expedia and its acquisition subsidiary, the registration statement on Form S-4 filed by Expedia, and the Solicitation/Recommendation Statement on Schedule 14D-9 filed by HomeAway. The forward-looking statements included in this press release are made only as of the date hereof. Neither Expedia nor HomeAway undertakes any obligation to update the forward-looking statements to reflect subsequent events or circumstances, except as required by law.

PRESS CONTACTS

Expedia, Inc.

Investor Relations

(425) 679-3759

ir@expedia.com

Communications

Sarah Gavin

Head of Communications

(425) 679-4317

press@expedia.com

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